CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2014, relating to the financial statements and financial highlights of PSI Market Neutral Fund, PSI Total Return Fund, PSI Strategic Growth Fund, PSI Tactical Growth Fund and PSI Calendar Effects Fund, each a series of Northern Lights Fund Trust, for the year or period ended June 30, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 23, 2014